WGNB Corp. Announces First Quarter 2006 Earnings Increase of 12.5%

CARROLLTON, Ga.—(BUSINESS WIRE)—April 12, 2006—WGNB Corp. (NASDAQ:WGNB), the holding company for West Georgia National Bank, announced its 2006 first quarter earnings of $1,815,116, or $0.54 per diluted share, compared to its 2005 first quarter earnings of $1,613,971, or $0.48 per diluted share, an increase of $201,145, or 12.5 percent. In the first quarter of 2006 total assets grew by $24 million, or 4.6 percent, total loans grew by $7.4 million, or 1.7 percent and total deposits grew by $12.3 million, or 2.9 percent. The 2006 annualized growth rate for total assets is 18.3 percent, for total loans it is 7.0 percent and for deposits it is 11.5 percent.

“We had double-digit earnings growth, although loan growth was slightly behind projections,” said H. B. “Rocky” Lipham, III, Interim Chief Executive Officer. “Our interest margin is expanding as rates rise, and we have a sizable pipeline of loans to fund in the second quarter.”

Lipham added, “On April 10, 2006 we opened our third Douglas County office, which is located on Chapel Hill Road in Douglasville, Georgia. Additionally, in June, 2006 we will open our first principally Spanish-speaking location. Banco de Progreso, a newly formed division of West Georgia National Bank, is designed to meet the needs of the growing Latino population in the west Georgia area. We have been extremely successful in both markets and look forward to continued growth in our new locations.”

About WGNB Corp.

WGNB Corp. stock is traded on the NASDAQ Small Cap market under the ticker, “WGNB”. West Georgia National Bank has seven full service locations in Carrollton, Bowdon, Villa Rica and Douglasville and total assets of $548 million. The Bank is the largest and most enduring locally owned community bank in Carroll County.

For more information about West Georgia National Bank, visit our investor relations page on our website, www.wgnb.com.

Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@wgnb.com or at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

For the Year to Date	March 31, 2006 (unaudited)	March 31, 2005 (unaudited)
Total interest income	$9,464	$7,075
Total interest expense	4,032	2,372
Net interest income	5,432	4,703
Provision for loan loss	300	300
Net interest income after provision	5,132	4,403
Total other income	1,428	1,354
Total other expense	3,897	3,522
Earnings before income taxes	2,663	2,235
Income taxes	848	621
Net earnings	$1,815	$1,614
Per Share Data:
Net earnings	0.55	0.49
Diluted net earnings	0.54	0.48
Cash dividends declared year to date	0.2450	0.2150
Book Value	14.60	13.65
At Period End:
Total loans	430,256	377,714
Earning assets	519,122	450,398
Assets	547,615	476,858
Deposits	441,390	375,297
Stockholders’ equity	48,657	45,443
Weighted average shares outstanding	3,329,075	3,324,427
Key Performance Ratios Year to Date:
Return on average assets	1.37%	1.38%
Return on average equity	14.83%	14.12%
Net interest margin, tax equivalent	4.44%	4.36%
Dividend payout ratio	44.55%	43.87%
Overhead ratio	56.81%	58.14%
Asset Quality Ratios:
Non-performing assets/loans & OREO	0.82%	0.41%
Loan loss reserve/total loans	1.31%	1.15%
Loan loss reserve/non-performing assets	160.29%	228.12%
Loan loss reserve/total capital	11.57%	9.57%
Capital Ratios:
Tier 1 capital/total average assets	9.11%	9.59%
Risk based capital ratio	11.74%	12.30%

Contact:	WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@wgnb.com
or
Media Contact for WGNB
Charity Aaron, 770/214-7208
caaron@wgnb.com